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Imation Reports Q4 Revenue of $549.2 Million
Q4 Operating Loss of $50.8 Million Includes $34.7 Million Goodwill Impairment and
$9.9 Million Restructuring and Other Charges
Oakdale, MN (January 22, 2009) — Imation Corp. (NYSE:IMN) today released financial results for the fourth quarter and full year ended December 31, 2008.
Key points for Q4 2008 and fiscal year 2008 include the following:
•	Revenue of $549.2 million for the fourth quarter of 2008 was down 21.7 percent compared with revenue of $701.8 million for the fourth quarter of 2007. Net revenue for the year ended December 31, 2008 was $2,154.6 million, up 4.5 percent from revenue of $2,062.0 million for the year ended December 31, 2007.

•	Operating loss for the fourth quarter of 2008 was $50.8 million, including a goodwill impairment charge of $34.7 million and $9.9 million of restructuring and other charges. This is compared with an operating loss of $70.3 million in the fourth quarter of 2007, which included goodwill impairment charges of $94.1 million and $12.6 million of restructuring and other charges. Excluding these charges, the operating loss for the fourth quarter of 2008 was $6.2 million compared with operating income of $36.4 million on the same basis in the fourth quarter of 2007 (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results below).

•	The Company posted a loss of $1.22 per diluted share for the fourth quarter of 2008, including a $0.86 per share negative impact from goodwill impairment and restructuring and other charges. This compares with a diluted loss per share of $1.91 for the fourth quarter of 2007. Excluding goodwill impairment and restructuring and other charges, the Non-GAAP diluted loss per share for the fourth quarter of 2008 would have been $0.36 compared with diluted earnings per share of $0.64 on the same basis in the fourth quarter of 2007 (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results below).

•	Total cash was $96.6 million with no debt outstanding as of December 31, 2008.

Commenting on the results, Imation President and CEO Frank Russomanno said, “The significant economic slowdown has affected our results globally for both Q4 and the full year. In addition, the industry softness in storage media we saw earlier in the year continued to affect our results in the fourth quarter. As we indicated previously, our results also include significant charges for goodwill impairment and restructuring actions.”
“While this was a difficult quarter, we did see some positive signs from our brand-focused strategy. Our optical media share continues to rise as we leverage the power of our brands and channel position around the world. In addition, we achieved solid revenue growth in our consumer electronics and accessories business in the quarter.”
“As we manage through this economy, we have three guiding principles. First, we are focused on aggressively reducing costs and conserving cash by simplifying every aspect of our business. Second, we are focused on using our powerful brand portfolio and the strength of our channel relationships to maintain and grow our leading market positions for storage media, especially as retailers consolidate shelf space, brands and vendors. Third, we remain strategically focused on Imation’s transformation to a brand and product management company which includes significant growth in consumer electronics and accessories.”
“We are approaching 2009 cautiously given uncertainty about the breadth and depth of the economic downturn and we have decided not to provide annual guidance for 2009. In the current environment we anticipate a challenging first half of the year.”
“While 2008 has been particularly challenging, we are not scaling back our own belief in what we think this Company can achieve long term. As we have in the past when faced with challenges, this management team will make the necessary changes to improve results and regain our momentum. We remain committed to our strategy and intently focused on implementing the actions necessary to improve our business model as we align our cost structure to our strategic direction,” Russomanno concluded.
A teleconference is scheduled for today, January 22, 2009 at 9:00 AM Central Standard Time (CST). (See Webcast and Replay Information at the bottom of this release).
Q4 and FY 2008 and 2007 Financial Highlights

(Dollars in millions, except per share amounts)	Q4 08	Q4 07	FY 08	FY 07
Net Revenue	$549.2	$701.8	$2,154.6	$2,062.0
Gross Profit	$74.8	$115.9	$350.0	$355.9
% of Revenue	13.6%	16.5%	16.2%	17.3%
SG&A	$75.6	$71.8	$290.6	$223.3
% of Revenue	13.8%	10.2%	13.5%	10.8%
R&D	$5.4	$7.7	$23.6	$38.2
% of Revenue	1.0%	1.1%	1.1%	1.9%
Restructuring and Other Charges	$9.9	$12.6	$28.9	$33.3
Goodwill Impairment	$34.7	$94.1	$34.7	$94.1
Operating Income (Loss)	$(50.8)	$(70.3)	$(27.8)	$(33.0)
% of Revenue	(9.2)%	(10.0)%	(1.3)%	(1.6)%
Net Income	$(45.6)	$(74.1)	$(33.3)	$(50.4)
Diluted Earnings (Loss) per Share:	$(1.22)	$(1.91)	$(0.89)	$(1.36)
Operating Cash Flows	$(1.8)	$74.1	$84.7	$87.5

Reconciliation of GAAP to Adjusted Non-GAAP Results

	Q4 08		Q4 07
	Operating		Operating
(Dollars in millions, except per share amounts)	Income	Diluted EPS	Income	Diluted EPS
As Reported - GAAP	$(50.8)	$(1.22)	$(70.3)	$(1.91)

Restructuring and other	9.9	0.16	12.6	0.23
Goodwill impairment	34.7	0.70	94.1	2.32

Subtotal	44.6	0.86	106.7	2.55

Adjusted - Non-GAAP	$(6.2)	$(0.36)	$36.4	$0.64

	FY 08		FY 07
	Operating		Operating
	Income	Diluted EPS	Income	Diluted EPS
As Reported - GAAP	$(27.8)	$(0.89)	$(33.0)	$(1.36)

Inventory charge associated with plant closure	2.0	0.03
Restructuring and other	28.9	0.52	33.3	0.58
Goodwill impairment	34.7	0.70	94.1	2.44

Subtotal	65.6	1.25	127.4	3.02

Adjusted - Non-GAAP	$37.8	$0.36	$94.4	$1.66
Comparison of GAAP to Non-GAAP Financial Measures
The Non-GAAP financial measurements are provided to assist in understanding the impact of certain items on our actual results of operations when compared with prior periods. We believe this will assist investors in making an evaluation of our performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.
Fourth Quarter and YTD 2008 Financial Highlights
     Net Revenue was $549.2 million for the fourth quarter of 2008, down 21.7 percent from the fourth quarter of 2007 revenue of $701.8 million driven by the global economic slowdown and industry softness in storage media. The fourth quarter 2008 revenue decline resulted from volume declines of approximately ten percent, price erosion of approximately ten percent and unfavorable currency impacts of approximately two percent. Net revenue for the year ended December 31, 2008 was $2,154.6 million, up 4.5 percent from revenue of $2,062.0 million for the year ended December 31, 2007.
     Gross Margin of 13.6 percent in the fourth quarter of 2008 was down 2.9 percent from 16.5 percent in the fourth quarter of 2007. For the years ended December 31, 2008 and 2007, gross margins were 16.2 percent and 17.3 percent, respectively. Reduced margins were mainly due to changes in product mix driven by declining sales of our higher margin legacy tape products as well as lower margins from our consumer electronic products.

     Selling, General & Administrative (SG&A) expense in the fourth quarter of 2008 was $75.6 million or 13.8 percent of revenue, compared with $71.8 million or 10.2 percent of revenue in the fourth quarter of 2007. The increase in SG&A expense during the fourth quarter of 2008 compared with the fourth quarter of 2007 was mainly due to additional litigation related legal expense and bad debt expense. For the years ended December 31, 2008 and 2007, SG&A spending was $290.6 million or 13.5 percent of revenue up from $223.3 million or 10.8 percent of revenue, respectively, due primarily to SG&A expense associated with the acquisitions completed in 2007.
     Research & Development (R&D) spending in the fourth quarter of 2008 was $5.4 million or 1.0 percent of revenue, compared with $7.7 million or 1.1 percent of revenue reported in the fourth quarter of 2007. For the years ended December 31, 2008 and 2007, R&D spending was $23.6 million or 1.1 percent of revenue and $38.2 million or 1.9 percent of revenue, respectively. The reductions were primarily due to cost savings from restructuring actions initiated in the second quarter of 2007 as the Company focused its R&D activities primarily on development of new magnetic tape formats.
     Restructuring and Other Charges were $9.9 million in the fourth quarter of 2008 and $28.9 million for the year ended December 31, 2008 under the Company’s restructuring programs announced in the fourth quarter of 2008 and under previously announced programs. Restructuring and other charges were $12.6 million and $33.3 million in the fourth quarter and year ended December 31, 2007, respectively.
     Goodwill Impairment of $34.7 million was recorded in the fourth quarter of 2008. Because of the decline in the Company’s stock price during the fourth quarter, the Company’s total book value was well above its market capitalization, indicating the presence of goodwill impairment which was analyzed and recorded. The Company recorded a goodwill impairment charge of $94.1 million in the fourth quarter of 2007.
     Operating Loss for the fourth quarter of 2008 was $50.8 million compared with an operating loss of $70.3 million reported in the fourth quarter of 2007. The operating loss for the fourth quarters of 2008 and 2007 included goodwill impairment and restructuring and other charges of $44.6 million and $106.7 million, respectively. Excluding goodwill impairment and restructuring and other charges noted above, the operating loss would have been $6.2 million in the fourth quarter of 2008 as compared with an operating income of $36.4 million in the fourth quarter of 2007. The operating loss for the year ended December 31, 2008 was $27.8 million compared with operating loss of $33.0 million for the year ended December 31, 2007. Excluding goodwill impairment and restructuring and other charges noted above, operating income would have been $35.8 million for the year ended December 31, 2008 as compared with $94.4 million for the year ended December 31, 2007 (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results above).
     Income Taxes: The tax provision for the fourth quarter and year ended December 31, 2008 resulted in a tax benefit of $7.7 million and $2.0 million, respectively, which includes a tax benefit of $8.4 million associated with the goodwill impairment charge of $34.7 million. The tax provision for the fourth quarter and year ended December 31, 2008 also includes charges for the establishment of valuation allowances in the amount of $5.3 million. The tax provision for the fourth quarter and year ended December 31, 2007 was $0.8 million and $15.8 million, respectively, which include a tax benefit of $4.0 million associated with the goodwill impairment charge of $94.1 million.
     Diluted Earnings/Loss per Share (EPS) was a loss of $1.22 for the fourth quarter of 2008 compared with a loss of $1.91 for the fourth quarter of 2007. Excluding goodwill impairment and restructuring and other charges, on a Non-GAAP basis, diluted EPS was a loss of $0.36 and income of $0.64 for the fourth quarters of 2008 and 2007, respectively (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results above).
     Cash and Cash Flows: Ending cash and cash equivalents were $96.6 million as of December 31, 2008, down $16.2 million during the quarter from $112.8 million as of September 31, 2008. Cash flow used in operations for the fourth quarter of 2008 was $1.8 million. Other uses of cash during the fourth quarter of 2008 included capital spending of $3.9 million and dividends of $3.0 million. Depreciation and amortization totaled $10.6 million for the fourth quarter of 2008.

Webcast and Replay Information
A live webcast of Imation Corp.’s fourth quarter teleconference will be available on the Internet on a listen-only basis at www.Imation.com or www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM CST on January 22, 2009 until 5:00 PM CST on January 29, 2009 by dialing 1-866-837-8032 (access code 54448). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent material developments.
About Imation Corp.
Imation is a leading global developer and marketer of branded offerings that enable people to capture, save and enjoy digital information. Our world-class portfolio of digital storage products, audio and video electronics, and accessories reaches customers through a powerful global distribution network. Our goal is a company with strong commercial and consumer businesses and continued long-term growth and profitability that creates shareholder value. Imation Corp.’s global brand portfolio, in addition to the Imation brand, includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” and the XtremeMac brand. Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at www.imation.com.
Risk and Uncertainties
Certain information contained in this press release which does not relate to historical information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include continuing uncertainty in global and regional economic conditions; the volatility of the markets in which we operate; the outcome of any pending or future litigation, including the pending Philips litigation; our ability to successfully defend our intellectual property rights; the possibility that our goodwill or other assets may become further impaired; the rate of decline for certain existing products; the competitive pricing environment and its possible impact on profitability and inventory valuations; our ability to meet our revenue growth and cost reduction targets; our ability to successfully integrate our recent acquisitions and achieve the anticipated benefits, including synergies, in a timely manner; our ability to successfully implement our global manufacturing strategy for magnetic data storage products and to realize the benefits expected from the related restructuring; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to efficiently source, warehouse and distribute our products globally; our ability to secure and maintain adequate shelf and display space over time at retailers which conduct semi-annual or annual line reviews; our ability to achieve the expected benefits from our strategic relationships and distribution agreements; foreign currency fluctuations; our ability to secure adequate supply of certain high demand products at acceptable prices; the ready availability and price of energy and key raw materials or critical components; our ability to successfully manage multiple brands globally; the market acceptance of newly introduced product and service offerings, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.
Imation, the Imation logo, Memorex, the Memorex logo, “Is it live or is it Memorex?” and XtremeMac are trademarks of Imation Corp. and its subsidiaries. The TDK Life on Record logo is a trademark of TDK Corporation. All other trademarks are property of their respective owners.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net revenue	$549.2	$701.8	$2,154.6	$2,062.0
Cost of goods sold	474.4	585.9	1,804.6	1,706.1

Gross profit	74.8	115.9	350.0	355.9

Operating expense:
Selling, general and administrative	75.6	71.8	290.6	223.3
Research and development	5.4	7.7	23.6	38.2
Goodwill impairment	34.7	94.1	34.7	94.1
Restructuring and other	9.9	12.6	28.9	33.3

Total	125.6	186.2	377.8	388.9

Operating loss	(50.8)	(70.3)	(27.8)	(33.0)

Other (income) and expense:
Interest income	(1.3)	(1.1)	(3.8)	(7.6)
Interest expense	0.2	1.2	1.5	2.6
Other, net	3.6	2.9	9.8	6.6

Total	2.5	3.0	7.5	1.6

Loss before income taxes	(53.3)	(73.3)	(35.3)	(34.6)

Income tax provision	(7.7)	0.8	(2.0)	15.8

Net loss	$(45.6)	$(74.1)	$(33.3)	$(50.4)

Basic loss per common share:	$(1.22)	$(1.91)	$(0.89)	$(1.36)

Diluted loss per common share:	$(1.22)	$(1.91)	$(0.89)	$(1.36)

Weighted average basic shares outstanding	37.4	38.8	37.5	37.0

Weighted average diluted shares outstanding	37.4	38.8	37.5	37.0

Cash dividend per share	$0.08	$0.16	$0.56	$0.62

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$96.6	$135.5
Accounts receivable, net	378.3	507.1
Inventories, net	363.2	366.1
Other current assets	138.1	109.9

Total current assets	976.2	1,118.6

Property, plant and equipment, net	122.4	171.5
Intangible assets, net	357.0	371.0
Goodwill	23.5	55.5
Other assets	43.2	34.4

Total assets	$1,522.3	$1,751.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$296.1	$350.1
Accrued payroll	12.5	13.5
Other current liabilities	195.0	257.3
Current portion of long-term debt	—	10.0

Total current liabilities	503.6	630.9

Other liabilities	74.1	45.0
Long term debt	—	21.3

Shareholders’ equity	944.6	1,053.8

Total liabilities and shareholders’ equity	$1,522.3	$1,751.0

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Region and Product Information

	Three Months Ended		Three Months Ended
	December 31, 2008		December 31, 2007		% Change
	Rev $	% Total	Rev $	% Total
Americas	185.6	33.8%	268.5	38.3%	-30.9%
Europe	156.5	28.5%	233.9	33.3%	-33.1%
Asia Pacific	107.4	19.5%	123.5	17.6%	-13.0%
Electronic Products	99.7	18.2%	75.9	10.8%	31.4%

Total	549.2	100.0%	701.8	100.0%	-21.7%

	Rev $	% Total	Rev $	% Total
Optical products	244.2	44.5%	334.6	47.7%	-27.0%
Magnetic products	145.7	26.5%	213.5	30.4%	-31.8%
Flash media products	22.5	4.1%	39.4	5.6%	-42.9%
Electronic Products	102.4	18.6%	75.9	10.8%	34.9%
Accessories and other	34.4	6.3%	38.4	5.5%	-10.4%

Total	549.2	100.0%	701.8	100.0%	-21.7%

	Op Inc (Loss) $	OI %	Op Inc (Loss) $	OI %
Americas	12.4	6.7%	23.1	8.6%	-46.3%
Europe	1.7	1.1%	15.4	6.6%	-89.0%
Asia Pacific	5.2	4.8%	8.7	7.0%	-40.2%
Electronic Products	(6.9)	-6.9%	3.3	4.3%	-309.1%
Corporate and unallocated (1)	(63.2)	NM	(120.8)	NM	-47.7%

Total	(50.8)	-9.2%	(70.3)	-10.0%	-27.7%

	Year Ended		Year Ended
	December 31, 2008		December 31, 2007		% Change
	Rev $	% Total	Rev $	% Total
Americas	789.4	36.6%	959.3	46.5%	-17.7%
Europe	685.2	31.8%	655.7	31.8%	4.5%
Asia Pacific	434.4	20.2%	328.9	16.0%	32.1%
Electronic Products	245.6	11.4%	118.1	5.7%	108.0%

Total	2,154.6	100.0%	2,062.0	100.0%	4.5%

	Rev $	% Total	Rev $	% Total
Optical products	1,025.2	47.6%	954.2	46.3%	7.4%
Magnetic products	644.4	29.9%	703.9	34.1%	-8.5%
Flash media products	99.2	4.6%	157.1	7.6%	-36.9%
Electronic Products	250.7	11.6%	118.1	5.7%	112.3%
Accessories and other	135.1	6.3%	128.7	6.3%	5.0%

Total	2,154.6	100.0%	2,062.0	100.0%	4.5%

	Op Inc (Loss) $	OI %	Op Inc (Loss) $	OI %
Americas	69.6	8.8%	82.1	8.6%	-15.2%
Europe	18.8	2.7%	45.2	6.9%	-58.4%
Asia Pacific	28.7	6.6%	23.5	7.1%	22.1%
Electronic Products	(13.4)	-5.5%	5.5	4.7%	-343.6%
Corporate and unallocated (1)	(131.5)	NM	(189.3)	NM	-30.5%

Total	(27.8)	-1.3%	(33.0)	-1.6%	-15.8%

(1)	Corporate and unallocated amounts include research and development expense, corporate expense, stock-based compensation expense, restructuring and other charges and goodwill impairment that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Operations & Cash Flow - Additional Information

	Three Months Ended		Years Ended
Dollars in millions)	December 31,		December 31,
	2008	2007	2008	2007
Gross Profit	$74.8	$115.9	$350.0	$355.9
Gross Margin %	13.6%	16.5%	16.2%	17.3%
Operating loss	$(50.8)	$(70.3)	$(27.8)	$(33.0)
Operating loss %	-9.2%	-10.0%	-1.3%	-1.6%
Capital Spending	$3.9	$2.7	$13.6	$14.5
Depreciation	$5.1	$7.5	$25.9	$28.6
Amortization	$5.5	$6.0	$23.4	$18.3
Tax Rate %	14%	-1%	6%	-46%
Asset Utilization Information *

	December 31,	December 31,
	2008	2007
Days Sales Outstanding (DSO)	63	64
Days of Inventory Supply	82	65
Debt to Total Capital	0.0%	2.9%
Other Information

Approximate employee count as of December 31, 2008:	1,570
Approximate employee count as of December 31, 2007:	2,250
Book value per share as of December 31, 2008:	$25.26
Shares used to calculate book value per share (millions):	37.4
Imation did not repurchase shares of its stock in the fourth quarter of 2008.
Authorization for repurchase of approximately 2.3 million shares remains outstanding based on latest Board authorization.

*	These operational measures, which we regularly use, are provided to assist in the investor’s further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.